Exhibit 10.10
SEPARATION AGREEMENT AND RELEASE
BRUCE B. NOLTE and COMMUNITY BANKERS TRUST CORPORATION have entered into the following Separation Agreement and Release (“Agreement”). In this Agreement, “Executive” refers to Bruce B. Nolte. The “Corporation” refers to Community Bankers Trust Corporation. “Parties” refers to Executive and the Corporation, collectively. The Agreement provides:
R E C I T A L S
A. The Parties are parties to an Employment Agreement dated on or about May 27, 2008 (the “Employment Agreement”). The Employment Agreement was originally executed between Executive and Transcommunity Financial Corporation (“Transcommunity”), however, the Corporation succeeded to all of the rights and obligations of Transcommunity pursuant to Section 14 of the Employment Agreement (Community Bankers Acquisition Corporation has changed its corporate name to “Community Bankers Trust Corporation”).
B. The Employment Agreement requires that Executive sign a release and waiver of claims reasonably satisfactory to the Corporation as a condition precedent to any obligation for the Corporation to make any payments under Section 7(d)(1) of the Employment Agreement.
C. In lieu of proceeding under Section 7(d)(1) of the Employment Agreement, Executive has submitted his voluntary resignation of employment dated July 31, 2008, in consideration of the Corporation’s acceptance of the terms of this Agreement.
D. The Parties desire to end Executive’s employment in a fair and mutually agreeable manner and to completely satisfy the Corporation’s obligations under the Employment Agreement.
NOW, THEREFORE, in consideration of payments provided hereunder and the following mutual promises and agreements, the sufficiency of which the parties hereby acknowledge, the parties agree as follows:
1. Termination of Employment; Separation Benefits.
A. Executive’s employment with the Corporation has terminated effective at the close of business on July 31, 2008 (the “Separation Date”) pursuant to Executive’s voluntary resignation. In addition, Executive hereby agrees that his resignation from the Corporation’s Board of Directors, as well as the Board of Directors of any affiliated bank on which Executive serves, shall also be effective on July 31, 2008. Notwithstanding the foregoing, Executive agrees commencing August 1, 2008 to be available during normal business hours and upon reasonable notice, taking into account Executive’s vacation and other personal plans, as needed by the Corporation to consult with the Corporation’s designated managers concerning the transition of Executive’s duties or any other matter through December 31, 2009 (the “Consulting Obligation”).

The Corporation shall reimburse Executive for reasonable and customary business expenses incurred by Executive in the conduct of the Corporation’s business in accordance with the Corporation’s policy, subject to timely receipt of records and receipts for such reimbursable items. The Parties further agree that the Corporation shall not request consulting services from Executive in an amount or in a manner that would cause Executive not to have experienced a “separation from service” on the Separation Date, as such term is defined under the rules implementing Section 409A of the Internal Revenue Code.
B. In consideration of Executive’s acceptance of this Agreement, and in full satisfaction of the Corporation’s obligations to Executive under the Employment Agreement, the Corporation shall provide to Executive the following:
(i) Executive’s salary earned through the date of termination;
(ii) an amount equal to two (2) times the sum of (A) his base salary immediately preceding such termination; and (B) the amount of the bonus, if any paid to Executive in the calendar year preceding the calendar year in which Executive’s employment terminates;
(iii) any bonus or other short term incentive compensation earned, but not yet paid, for a year prior to the year in which Executive’s employment terminates; and
(iv) If Executive timely elects COBRA coverage, Executive’s current benefits under group health and dental plans will continue at the rates paid by active participants and for one (1) year the Corporation will continue to pay its portion of the premiums during this period, but in no event shall such benefits continue beyond the period permitted by COBRA and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.
C. Pursuant to the Employment Agreement, the following additional terms shall apply to the payments provided for under Section 1(B) above:
(i) Any amount due under Section 1(B)(i) above shall be paid at the end of the payroll period that follows the payroll period in which Executive’s employment terminates.
Twenty-nine percent (29%) of any amount due under Section 1(B)(ii) shall be paid on the first day of the seventh month following the date Executive’s employment terminates and the balance shall be paid in equal monthly installments on the first day of the seventeen (17) succeeding months. The preceding sentence shall apply to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Any amount due under Section 1(B)(iii) shall be paid on the later of (A) the end of the payroll period that follows the payroll period in which Executive’s employment terminates, or (B) the date that bonus payments are made to other executives of the Corporation for the prior years.
(ii) Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 8 or 9 of the Employment Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 1(B) or Section 1(D) or any further consideration payable for compliance with the Employment Agreement’s covenant not to compete pursuant to Section 9(i) of the Employment Agreement.

(iii) The Corporation shall not be required to make payment of, or provide any benefit under Section 1(B) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
D. In addition to the foregoing, the Corporation shall provide to Executive a payment of Seventeen Thousand Eighty-Three Dollars and Thirty-Three Cents ($17,083.33) per month, payable on the 1st day of the month, for the duration of the period of the Consulting Obligation described above. The Parties agree that Executive shall be treated as an independent contractor with respect to the Consulting Obligation. In Executive’s role as a consultant, Executive shall have no power or authority to act for, represent, or bind the Corporation in any matter. Other than as described above, Executive shall not be entitled to any medical coverage, life insurance, unemployment insurance, or participation in any other benefits afforded to the Corporation’s regular employees by virtue of fulfilling the Consulting Obligation. Executive shall be responsible for all applicable taxes related to the payments made for the Consulting Obligation, including without limitation, the payment of all federal, state and local income taxes, self-employment of FICA (social security) taxes, and unemployment and workers’ compensation insurance payments. If the Corporation is required to pay or withhold any taxes or make any other payment with respect to fees payable to Executive in relation to the Consulting Obligation, Executive shall reimburse the Corporation in full for all taxes or fees so paid, and hereby permits the Corporation to make deductions for such taxes and fees required to be withheld from any sum due Executive.
E. As consideration for acceptance of the covenant not to compete described in Section 9(a) of the Employment Agreement, Executive shall receive a payment of Seventy-Five Thousand Dollars ($75,000) (the “Non-Competition Payment”), payable as follows: Twenty—nine percent (29%) of any amount due under the preceding sentence shall be paid on the first day of the seventh month following the date the Executive’s employment terminates and the balance shall be paid in equal monthly installments on the first day of the seventeen (17) succeeding months.
F. The time in which Executive may exercise his stock options is extended to April 14, 2013.
G. The Company shall continue the payment of all premiums due under the long-term care insurance policy purchased for Employee until all payments under such policy are satisfied.
H. Executive hereby agrees that the Corporation will deduct from amounts payable under Section 1(B)(i), 1(B)(ii), 1(B)(iii) and 1(E) all withholding taxes and other payroll deductions that the Corporation is required by law to make from wage payments to Executives. Executive hereby agrees that the payments and performances described in this Agreement are all that Executive shall be entitled to receive from the Corporation except for vested qualified retirement benefits, if any, to which Executive may be entitled under the Corporation’s ERISA plans.

2. Consideration.
Executive hereby agrees and acknowledges that the benefits set forth in the first Section of this Agreement are more than the Corporation is required to do under the Employment Agreement or any other existing obligation, and that they are in addition to anything of value to which Executive already is entitled.
3. Release.
A. Executive hereby knowingly and voluntarily releases and forever discharges the Corporation, any related companies including but not limited to Transcommunity, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Executive had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Executive’s employment with the Corporation or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; the Virginia Human Rights Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes but is not limited to a release by Executive of any claims for wrongful discharge, breach of contract (including but not limited to the Employment Agreement), or any other statutory, common law, tort, contract, or negligence claim that Executive had, has or may have against any of the Released Parties. This release covers both claims that Executive knows about and those claims Executive may not know about.
This release does not include, however, (i) a release of any of Executive’s rights and benefits provided for or arising under this Agreement or (ii) Executive’s right, if any, to payment of vested qualified retirement benefits under the Corporation’s ERISA plans and the right to continuation in the Corporation’s medical plans as provided by COBRA. In addition, this release does not include a release of Executive’s right, if any, to indemnification under Delaware law, the Corporation’s certificate of incorporation and bylaws, or any directors and officers insurance policy.
B. The Corporation hereby knowingly and voluntarily releases and forever discharges Executive from all liabilities, claims, demands, rights of action or causes of action the Corporation had, has or may have against Executive, including but not limited to any claims or demands based upon or relating to Executive’s employment with the Corporation or the termination of that employment. This includes, but is not limited to, a release of any rights or claims the Corporation may have under any federal, state or local laws or regulations. This also includes but is not limited to a release by the Corporation of any claims for breach of contract (including but not limited to the Employment Agreement), or any other statutory, common law, tort, contract, or negligence claim that the Corporation had, has or may have against Executive. This release covers both claims that the Corporation knows about and those claims Executive may not know about, provided that it does not include a release for any criminal or self-dealing activity by Executive that the Corporation does not know about.
C. Notwithstanding the foregoing, the Parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

4. No Future Lawsuits.
Executive promises never to file a lawsuit asserting any claims that are released in Paragraph 3. In the event Executive breaches this Paragraph 4, Executive shall pay to the Corporation all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.
5. Disclaimer of Liability.
This Agreement and the payments and performances hereunder are made solely to assist Executive in making the transition from employment with the Corporation, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Corporation.
6. Confidential Information.
Executive covenants and agrees that Executive shall not use, divulge, publish or disclose to any person or organization, confidential information obtained by Executive during the course of Executive’s employment or related to Executive’s cessation of employment (“Confidential Information”). The Confidential Information consists of the following: (a) the existence and terms of this Agreement itself; (b) personal, financial, private or sensitive information concerning the Corporation’s executives, Executives, customers and suppliers; (c) information concerning the Corporation’s finances, business practices, long-term and strategic plans and similar matters; (d) information concerning the Corporation’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files; and (e) any other non-public information which, if used, divulged, published or disclosed by Executive, would be reasonably likely to provide a competitive advantage to a competitor or to cause any of the Corporation’s executives or Executives embarrassment. Executive further agrees to return immediately to the Corporation all of the Corporation’s property, if any, in Executive’s possession or under Executive’s control upon the Separation Date or such earlier date as Executive’s employment shall cease. Notwithstanding the restrictions contained in this Section 6, Executive shall be permitted to make necessary disclosures to members of Executive’s immediate family or Executive’s attorneys and advisors concerning the terms of this Agreement, provided they agree to be bound by the terms of this promise of confidentiality with Executive to be responsible for their compliance.
7. Claim for Reinstatement.
Executive agrees to waive and abandon any claim to reinstatement with the Corporation or any of the Corporation’s affiliated entities. Executive further agrees not to apply for any position of employment with the Corporation and agrees that this Agreement shall be sufficient justification for rejecting any such application.

8. Statements Regarding the Corporation and/or Employment.
Executive agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the Corporation, any director of the Corporation, any of the Corporation’s Executives, officers or agents, or diminishing or impairing the goodwill and reputation of the Corporation or the products and services it provides. Executive further agrees not to assert that any current or former Executive, agent, director or officer of the Corporation has acted improperly or unlawfully with respect to Executive or any other person regarding employment.
9. Non-Release of Future Claims.
This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act or other laws which arise after the date that Executive signs this Agreement. The parties agree that the decision to terminate Executive’s employment has been made prior to the execution of this Agreement.
10. Period for Review and Consideration of Agreement.
Executive understands that Executive has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.
11. Encouragement to Consult with Attorney.
Executive is encouraged to consult with an attorney before signing this Agreement.
12. Executive’s Right to Revoke Agreement.
Executive may revoke this Agreement within seven (7) days of Executive’s signing it. Revocation can be made by delivering a written notice of revocation to King F. Tower, Williams Mullen, 1021 E. Cary Street (23219), P.O. Box 1320, Richmond, VA 23218-1320. For this revocation to be effective, written notice must be received by Mr. Tower no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable, and the Corporation shall not be obligated to make any payment to Executive under the Agreement. If Executive has not revoked the Agreement, the eighth (8th) day after Executive signs this Agreement shall be the effective date for purposes of this Agreement.
13. Execution of Documents.
Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

14. Invalid Provisions.
The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
15. Acknowledgment.
Executive acknowledges that Executive has signed this Agreement freely and voluntarily without duress of any kind. Executive has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.
16. Entire Agreement.
This Agreement contains the entire understanding of Executive and the Corporation concerning the subjects it covers and it supersedes all prior understandings and representations of Executive and the Corporation. Notwithstanding the foregoing, the Parties agree that Sections 8 through 11 of the Employment Agreement shall continue in full force and effect. In addition, the Parties expressly agree that the payments and other obligations called for under this Agreement are in lieu of any amounts that would otherwise be due to Executive under the Employment Agreement, and further that they constitute full satisfaction of all of the Corporation’s obligations to Executive under the Employment Agreement (as well as additional consideration). The Corporation has made no promises to Executive other than those set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.
17. Successorship.
It is the intention of the parties that the provisions hereof be binding upon the parties, their Executives, affiliates, agents, heirs, successors and assigns forever.
18. Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

/s/ Bruce B. Nolte	July 31, 2008
Bruce B. Nolte	Date

COMMUNITY BANKERS TRUST CORPORATION

By: /s/ Alexander F. Dillard, Jr.	July 31, 2008
Its: Chairman	Date